Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

GAS GATHERING AND PROCESSING AGREEMENT
THIS GAS GATHERING AND PROCESSING AGREEMENT (this “Agreement”) is made and entered into effective as of this 1st day of October, 2012 (the “Effective Date”), by and between BP AMERICA PRODUCTION COMPANY (“Owner”) and EAGLE ROCK FIELD SERVICES, L.P. (“Gatherer”). Owner and Gatherer may at times be referred to herein as a “Party” or, collectively, as “Parties”. Capitalized terms used herein are defined in Article I hereto.
W I T N E S S E T H
WHEREAS, Owner and Gatherer have entered into the Purchase and Sale Agreement;
WHEREAS, as a result of the closing under the Purchase and Sale Agreement, Gatherer owns, operates, and maintains a Natural Gas gathering system, compression, and dehydration facilities and Gas Processing facilities. Gatherer has constructed or shall cause to be constructed gathering and measurement facilities to receive and gather Owner's Gas at the Receipt Point(s) and compress, dehydrate, treat for removal of H2S, if applicable, Process and redeliver Residue Gas to Owner or for Owner's account at the Delivery Point(s) under the terms and conditions herein;
WHEREAS, Owner desires that Gatherer receive at the Receipt Point(s), gather, compress, dehydrate, treat for removal of H2S, if applicable, and Process and redeliver the Residue Gas, NGLs, and helium for Owner's account at the Delivery Point(s), as defined below, all subject to Article III and upon the terms and for the consideration herein expressed;
WHEREAS, Owner has the exclusive right to have Owner's Gas gathered and Processed, and desires to grant Gatherer an exclusive right to Process such Gas delivered to Gatherer at the Receipt Point(s); and
WHEREAS, Owner, through the operation of Owner farm-out programs may elect to have one or more farmees drill and complete Well(s) covered by the Dedication and Owner has the obligation to require any such farmee to dedicate the Farmee Gas to Gatherer's System as set forth in Article XV.
    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties hereto, subject to the provisions contained herein, Owner and Gatherer agree as follows:

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

Article I
1.DEFINITIONS

Except as otherwise provided, the following terms as used herein shall have the meaning set forth below:

1.1	“Additional Compression” shall mean compression installed by Gatherer after the Effective Date, but specifically excluding replacement of compression existing as of the date of this Agreement.

1.2	“Agreement” has the meaning given such term in the introductory paragraph hereto.

1.3
“Area” shall mean, as and where applicable, those areas specifically identified in the Table in Section 6.2, as further defined in reference to the specific sections for each area as contained in Exhibit “B” (i.e., West Chambers 1, West Chambers 2, East Chambers 1, East Chambers 2, NE Chambers 1, and NE Chambers 2), the Sweet Gas Area (as defined in Section 6.3), the Sherman Sour Gas Area (as defined in Section 6.4(a)) and the Moore Sour Gas Area (as defined in Section 6.4(b)), or any such other areas as may be mutually agreed to by Owner and Gatherer in writing.

1.4
“BTU” shall mean British Thermal Unit, which is the quantity of heat required to raise the temperature of one (1) pound avoirdupois of pure water from fifty-eight and five-tenths degrees Fahrenheit (58.5F) to fifty-nine and five tenths degrees Fahrenheit (59.5F) at a pressure of fourteen and six hundred ninety-six thousandths pounds per square inch absolute (14.696 psia).

1.5
“Canadian Plant” shall mean Gatherer's Canadian Gas Processing Plant located in Hemphill County, Texas and all gas Processing units, treaters, dehydration units, compressors, and associated Plant facilities.

1.6	“Cash-Out Price” has the meaning given such term in Section 5.2.

1.7	“Condensate” shall mean that portion of NGLs, received or produced in the System.

1.8	“CPI” has the meaning given such term in Section 9.3.

1.9
“Day” shall mean a period of twenty-four (24) consecutive hours which shall commence for operational issues at 9:00 o'clock a.m. Central Clock Time (“CCT”) on one calendar day and end at 9:00 o'clock a.m. CCT on the following calendar day; and, for any other issues (including, but not limited to, non-operational contract issues), such twenty-four (24) consecutive hour period shall commence at 12:01 a.m. CCT on one calendar day and end at 12:01 a.m. CCT on the following calendar day. CCT refers to the time in Central Time Zone, whether actual or programmed as Central Standard Time or Daylight Savings Time, or such other period as the Parties may agree upon.

1.10	“Dedication” has the meaning set forth in Section 15.2.

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

1.11
“Delivery Point(s)” has the meaning set forth in Section 4.4, where Gatherer shall redeliver Residue Gas, helium, or NGLs, as applicable, to Owner or to Owner's designee for Owner's account after gathering in accordance with the terms of this Agreement.

1.12	“Delivered Volume” shall mean the volume of Gas (specified MCFs or MMBTUs, as appropriate) delivered by Owner to Gatherer as measured at the Receipt Point, in a given Month.

1.13	“Disputed Amount” has the meaning given such term in Section 11.1.

1.14	“Effective Date” has the meaning given such term in the introductory paragraph hereto.

1.15	“Farmee Gas” shall mean that volume of Gas, not already under contract, which is produced from a Well or Wells and which is owned by a farmee of Owner.

1.16	“Fee” has the meaning given such term in Section 9.1.

1.17	“Flare Gas” shall mean all Gas measured, or estimated using industry standard practices, and released to the atmosphere via flare or the equivalent thereof.

1.18	“Force Majeure” has the meaning given such term in Section 14.2.

1.19	“Fuel” shall mean Gathering System Fuel and Plant Fuel in total.

1.20	“Gallon” shall mean a U.S. Gallon of 231 cubic inches of liquid corrected for temperature to sixty degrees Fahrenheit (60°F).

1.21
“Gas” or “Natural Gas” shall mean all components of natural gas produced from Wells classified as gas wells (including all hydrocarbon components contained therein) by any governmental authority having jurisdiction, casinghead gas produced from oil wells so classified, and flash gas vaporized and recovered by Owner from crude oil and condensate therefrom after production.

1.22	“Gatherer” has the meaning given such term in the introductory paragraph hereto.

1.23
“Gathering System” shall mean all gathering pipelines and equipment utilized to receive Gas at the Receipt Points and deliver that Gas to the Plants, including all compression facilities located on the gathering pipelines.

1.24
“Gathering System Fuel” shall mean Gas which is metered and consumed to power and/or operate processes or equipment in the Gathering System. Gathering System Fuel may include fuel gas purchases, the use of raw Gas, and the use of residue gas.

1.25	“GPM” shall mean Gallons per MCF of Gas.

1.26
“Heating Value” or “Heat Content” shall mean the heating value of and the number of gross real BTU's measured in the Gas in accordance with GPA Standards 2145 & 2172 at Standard Base Conditions, as amended from time to time. Hydrogen sulfide and sulfur shall be deemed to have no Heating Value.

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

1.27
“Hemphill Plant” shall mean Gatherer's Hemphill Gas Processing Plant located in Hemphill County, Texas, southeast of Canadian, Texas, and all gas Processing units, treaters, dehydration units, compressors, and associated Plant facilities.

1.28	“Imbalance” has the meaning given such term in Section 5.2.

1.29	“Inerts” shall include components of Gas limited specifically to carbon dioxide, and nitrogen.

1.30
“Inferior Liquids” shall mean mixed crude oil, slop oil, salt water, and nuisance liquids recovered by Gatherer in Gatherer's System downstream of the Receipt Points, but shall exclude Condensate, whether at the Delivery Point(s) or as collected in the System.

1.31	“Liquidated Damages” has the meaning given such term in Section 6.6.

1.32
“Loss and Unaccounted for Gas” or “L&U” , for any applicable period, shall mean the total amount of Gas, in MMBTUs, equal to (a) the total Heating Value of Gas, measured at the receipt points on the Gathering System, less (b) the total Heating Value of Gas delivered to Offload(s), Plant Fuel, Flare Gas, Gathering System Fuel (excluding fuel gas purchases), Gas deliveries to irrigation and domestic field taps on the Gathering System (Heating Value of the irrigation and domestic field taps, and the simple average of the Gathering System receipt points Heating Value), the total Heating Value of the Residue Gas, and PTR associated with System actual NGL recovery.

1.33	“Maximum Allowable Pressures” shall mean the maximum allowable pressure levels set forth in Sections 6.2, 6.3 and 6.4 for each respective Area.

1.34	“MCF” shall mean one thousand (1,000) standard cubic feet of Gas.

1.35	“MMBTU” shall mean one million British thermal units (1,000,000 BTUs).

1.36	“Month” shall mean the period commencing on the first Day of a calendar month and ending on the first Day of the next calendar month.

1.37	“Net Nomination” has the meaning given such term in Section 5.2.

1.38	“Net Receipt” has the meaning given such term in Section 5.2.

1.39	“Net Sales Price” has the meaning given such term in Section 10.5(c).

1.40
“NGL” or “NGLs” shall mean all liquefiable hydrocarbons and non-hydrocarbon substances removed from the Gas, including natural gasoline (pentanes and heavier), normal butane, iso-butane, propane, ethane and only those limited quantities of methane and carbon dioxide incidentally recovered with other hydrocarbons.

1.41	“Nomination” has the meaning given such term in Section 4.2.

1.42	“OBAs” has the meaning given such term in Section 4.3.

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

1.43
“Offload” or “Offloads” shall mean physical connections to the System used to provide additional Processing capacity from plants owned by a third party other than the Gatherer. The connection of Gatherer owned Processing facilities to the System is considered a System expansion and not an Offload.

1.44	“Owner” has the meaning given such term in the introductory paragraph hereto.

1.45
“Owner's Gas” shall mean all Gas owned or controlled by Owner which is produced from the Dedication, whether produced from Owner-operated leases, from third party-operated leases, or farmee-operated leases, but shall exclude Gas from any Wells or acreage developed prior to execution of this Agreement that are dedicated to a third party and/or connected to a third party system.

1.46	“Party” or “Parties” has the meaning given such term in the introductory paragraph hereto.

1.47
“Phoenix-Arrington Ranch Plant” shall mean Gatherer's Phoenix-Arrington Ranch Gas Processing Plant located in Hemphill County, Texas and all gas Processing units, treaters, dehydration units, compressors, and associated Plant facilities.

1.48
“Pipeline Carriers” shall include Northern Natural Gas Company, Southern Star Central Gas Pipeline, Inc., Panhandle Eastern Pipe Line Company, and Natural Gas Pipeline Company of America LLC, and any of their affiliated entities or any of their successors or assigns, or other common carrier gas pipelines or local consumer, including, but not limited to, Valero Energy Corporation or West Texas Gas, Inc., that may be connected to the tailgate of Plants.

1.49
“Plant” or “Plants” shall mean, including modifications or expansions, (a) the Sunray Plant, (b) the Hemphill Plant, (c) Roberts County Plant, Red Deer Plant, Canadian Plant, Phoenix-Arrington Ranch Plant, Woodall Plant, and (d) any future or additional Processing facilities where Owner's Gas may be processed by Gatherer. In each case, including, to the extent installed: cryogenic, refrigeration and chilling equipment, absorption vessels, adsorption vessels, product separation and fractionation vessels, product storage vessels, associated condensing, treating, heating, compressing, pumping, conveying, dehydration and other equipment and instrumentation, any inlet recompression required by Gatherer's operations; Residue Gas pipelines and NGL pipelines; and any refrigeration and residue compression required by operations; and all structures associated with those facilities; and including all easements, rights-of-way, and other property rights pertaining to the construction and operation of those facilities; wherever those facilities, structures, easements, rights-of-way, and other property rights are located.

1.50	“Plant Electricity” shall mean the electricity purchased by Gatherer incident to Processing.

1.51	“Plant Fuel” shall mean Gas which is metered and consumed to power and/or operate processes or equipment in the Plants.

1.52
“Plant Thermal Reduction” or “PTR” shall mean the Heat Content stated in MMBTUs removed from the Gas, including removal of NGLs, Plant Fuel, Flare Gas, and incidental uses and losses, as determined in accordance with Article X.

1.53	“Primary Term” has the meaning given such term in Section 15.1.

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

1.54
“Process”, “Processed”, and “Processing” shall mean the conversion of gaseous hydrocarbons into merchantable Residue Gas and NGLs and/or the removal of NGLs from the Gas, through refrigeration, absorption, adsorption, chemical means or other industry accepted processes.

1.55	“Product Sales Contracts” has the meaning given such term in Section 10.5(a).

1.56	“Production Profile” has the meaning given such term in Section 6.5.

1.57
“Purchase and Sale Agreement” shall mean that certain Purchase and Sale Agreement between Owner and Gatherer, dated as of August 10, 2012, under which Gatherer has acquired the Gathering System and the Sunray Plant and the Hemphill Plant, together with other facilities, from Owner.

1.58
“Receipt Point(s)” shall mean the upstream flange of the Gatherer-operated measurement equipment installed at Wells where Owner shall deliver Owner's Gas to Gatherer and Gatherer shall receive Owner's Gas in accordance with the terms of this Agreement. The MMBTU of the Owner's Gas measured at the Receipt Point(s) shall be determined on a saturated basis on an as delivered basis at actual operating temperature and pressure conditions.

1.59
“Recoveries” or “Recovery Factor” shall mean the recovery of theoretical NGLs in the System, on a component basis, represented as a percentage for each component, or the recovery of theoretical helium in the Sour Gas System, to the extent the Sour Gas System is capable of recovering helium, represented as a percentage.

1.60
“Red Deer Plant” shall mean Gatherer's Red Deer Gas Processing Plant located in Roberts County, Texas and all gas Processing units, treaters, dehydration units, compressors, and associated Plant facilities.

1.61	“Renewal Term” has the meaning given such term in Section 15.1.

1.62	“Residue Gas” shall mean the Gas delivered to the System less total PTR associated with Owner Gas per Section 10.2.

1.63
“Roberts County Plant” shall mean Gatherer's Roberts County Gas Processing Plant located in Roberts County, Texas and all gas Processing units, treaters, dehydration units, compressors, and associated Plant facilities.

1.64	“Sour Gas System” has the meaning given such term in Section 8.1.

1.65	“Specifications” has the meaning given such term in Section 8.1.

1.66	“Standard Base Conditions” shall mean a pressure of fourteen and sixty five hundredths pounds per square inch absolute (14.65 psia) at a temperature of sixty degrees Fahrenheit (60F).

1.67	“Statement” has the meaning given such term in Section 11.1.

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

1.68
“Sunray Plant” shall mean Gatherer's Sunray Gas Processing Plant located in Moore County, Texas, approximately 10 miles northwest of Dumas, Texas, and all gas Processing units, treaters, dehydration units, compressors, and associated Plant facilities.

1.69	“Sweet Gas System” has the meaning given such term in Section 8.1.

1.70
“System” shall mean all compression, gathering, measurement, treating for removal of H2S (if applicable), dehydration facilities, Plants and other related facilities constructed by or used by Gatherer to receive Owner's Gas at the Receipt Point(s) and Process Owner's Gas, excluding Offloads.

1.71
“Well” shall mean Owner's owned and/or controlled interest in any well under the Dedication, and shall include any well operated by Owner or a farmee of Owner, but shall exclude wells developed prior to execution of this Agreement that are contracted (by dedication or otherwise) to Gatherer under a pre-existing agreement or to a third-party under a pre-existing agreement and/or connected to Gatherer's or a third-party system.

1.72	“Well Connect Date” has the meaning given such term in Section 2.3(a).

1.73
“Woodall Plant” shall mean Gatherer's Woodall Gas Processing Plant located in Hemphill County, Texas and all gas Processing units, treaters, dehydration units, compressors, and associated Plant facilities.

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

Article II
2.    COMMITMENTS OF GATHERER

2.1    Gatherer owns and operates, and shall, as set forth herein, design, construct, install, operate and maintain, or cause others to design, construct, install, operate, and maintain all at its sole risk, cost, and expense all gathering pipelines, compression, treating for the removal of H2S (if applicable), dehydration, Processing and all related equipment and facilities as required to enable Gatherer to fulfill and perform its obligations under this Agreement including, but not limited to, (a) Gatherer's receipt of Owner's Gas at the Receipt Point(s), (b) Processing of Owner's Gas at the Processing facilities of Gatherer as necessary to meet Pipeline Carriers Gas quality specifications, (c) the redelivery of Residue Gas, helium, and NGLs at the Delivery Point(s), (d) the payment to Owner, if applicable, for the allocated NGLs and helium, and (e) meeting the pressure obligations as set forth in Article VI. Gatherer shall have the right, subject to the limitations set forth herein, to use Owner's Gas and Residue Gas allocated to Owner for Fuel, provided that where feasible and economic, Gatherer shall utilize residue Gas, either belonging to Owner or purchased by Gatherer from a third party, in lieu of Owner's unprocessed Gas.

2.2    Gatherer shall have sole responsibility for construction, maintenance, and operation of Gatherer's System consistent with performing Gatherer's obligations hereunder, wherein Gatherer can extend the System, add to or remove components from the System, and operate the System in the manner Gatherer determines to be in Gatherer's best interest. Gatherer shall operate the System or cause the System to be operated, as the System may exist from time to time, in a manner consistent with general industry practice, but shall not be prevented thereby from being innovative or achieving cost efficiencies as Gatherer may deem necessary so long as Gatherer does not breach the terms and conditions of this Agreement. Gatherer shall be responsible for carrying out all obligations stated in this Agreement; provided, however, if Owner believes Gatherer is in default of any obligation contained herein, Owner shall so notify Gatherer in writing giving full particulars thereof. In such event, Gatherer shall have thirty (30) Days after receipt of such notice from Owner in which to cure such default, if any.

2.3    Owner may require that Gatherer construct, own, operate, and maintain, at Gatherer's expense, additional gathering pipelines, flowlines, compression, measurement facilities, and dehydration needed to connect to and Process additional Gas from Owner's Wells covered by the Dedication. Gatherer's obligations with respect to the foregoing shall be governed by the following:

a.
For new Receipt Points covered by the Dedication, Gatherer shall construct flowlines to the wellhead and construct flow measurement equipment as applicable, at Gatherer's sole expense. One hundred and twenty (120) Days prior to spud date, Owner shall notify Gatherer of the intent to drill a Well, expected initial potential daily production and Gas quality for each Well. Gatherer shall have facilities available for service within forty-five (45) Days after spud date (“Well Connect Date”) for each Well, assuming no delays related to securing rights-of-way, third party vendor delays, or Force Majeure conditions.

b.	For new Receipt Points more than 2 miles from the System, Owner and Gatherer may mutually agree to include such Receipt Points in the Dedication, pursuant to the terms set forth herein.

c.	Should Owner not complete the Well for which facilities have been constructed within three hundred and sixty-five (365) Days of the Well Connect Date, Owner shall

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

reimburse Gatherer one hundred percent (100%) of Gatherer's direct expenses attributable to said Well to construct the associated facilities and Gatherer shall maintain ownership of such facilities and the Well shall remain subject to the Dedication under this Agreement.

2.4    To ensure Owner is able to meet contractual obligations existing as of the Effective Date, Gatherer shall provide Owner with first-priority rights at Delivery Points that correspond to those obligations. Owner's rights for each Delivery Point will be granted by Gatherer for as long as each contractual obligation exists.

2.5    Owner shall, to the extent it has the authority to do so and to the extent it does not unreasonably interfere with Owner's operations, grant to Gatherer (and, if requested by Gatherer, to its affiliates and/or its or their respective contractors and/or successors and assigns), from time to time, as requested by Gatherer, a non-exclusive right-of-way, servitude and/or surface use or other right on, over, under and through Owner's assets (including pipeline, utility and surface usage rights, facilities sharing arrangements and all reasonable rights of use and ingress and egress) as reasonably appropriate to allow Gatherer and its successors and assigns to  conduct operations on, over, under and across the Owner's assets in connection with performance of Gatherer's obligations under this Agreement. Owner shall, at the request of Gatherer, execute instruments in recordable form deemed appropriate by Gatherer to further delineate or evidence the rights granted herein.
Article III.
COMMITMENTS OF OWNER

3.1    Owner, at its sole cost and expense, shall have the option to equip, install, own, maintain and operate all lease facilities required to deliver Owner's Gas to Gatherer at the Receipt Point(s) including, but not limited to, installation and maintenance of mechanical separation equipment.

3.2    Owner shall deliver Owner's Gas to Gatherer at the Receipt Point(s) at a pressure sufficient to affect delivery into Gatherer's System against the pressure prevailing therein from time to time; provided, however, that Owner shall not be required to deliver Owner's Gas at a pressure greater than set forth in Article VI.

3.3    Owner shall deliver or cause to be delivered Owner's Gas at the Receipt Point(s), without any Processing upstream of the receipt point(s) other than associated with the installation of mechanical separation equipment, where applicable. Notwithstanding anything contained herein, Owner expressly reserves the following rights, without limitation, on Owner's Gas:

a
To use Gas as Owner may need or require for the development and/or operation of the leases/Wells/facilities, including the use of Gas for fuel, drilling, deepening, developing and operating such leases/Wells/facilities for the production of oil and Gas, and to conduct operations on the leases/wells/facilities, including but not limited to temporarily or permanently shut-in, curtail, abandon, inject, flare, plug-back production, free from all control by Gatherer, in such a manner as Owner, in its sole discretion, deems advisable;

b	To separate, remove, retain, and dispose oil, condensate, and water from the Gas recovered through the use of conventional mechanical separation upstream of the Receipt Points;

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

c	To use Gas for re-pressuring and pressure maintenance with respect to Owner's operations including Gas injection and Gas lift;

d	To use Gas as Owner may need to fulfill obligations to Owner's lessors or royalty owners including but not limited to take-in-kind rights;

e
To pool, combine, unitize, or communitize Owner's leases and oil and gas properties (or any portion thereof) with other lands and leases provided that all Owner's Gas attributable to Owner's Gas in any pool or unit so formed shall be subject to the terms of this Agreement hereof, to the extent of Owner's Gas hereunder.

3.4    Any transfer of Owner's interest in the Wells shall be subject to the Dedication.
Article IV.
RECEIPT AND DELIVERY

4.1    Owner commits to the performance of this Agreement and for each Month during the term of this Agreement, Owner shall deliver to Gatherer at the Receipt Points one hundred percent (100%) of Owner's Gas and Gatherer agrees to receive all of Owner's Gas. Owner shall be responsible for all arrangements necessary to deliver Owner's Gas to Gatherer hereunder at the Receipt Point(s). Gatherer commits to the performance of this Agreement and for each Month during the term of this Agreement, Gatherer shall receive Gas from Owner at each Receipt Point in accordance with the terms of this Agreement, and shall be responsible for delivering Owner's allocated Residue Gas, helium, and NGLs at the Delivery Point(s).

4.2    For each Month during the term of this Agreement, Owner shall provide Gatherer or Gatherer's designee with a written schedule (a “Nomination”) showing the volume of Residue Gas stated in MMBTU per Day, which Owner intends to have available for redelivery during such Month at each Delivery Point. Each such Nomination shall be made at least three (3) Days prior to the deadline when Monthly nominations with respect to such Month must be submitted to the pipeline receiving Owner's Gas at the Delivery Point(s). Each such Nomination shall specify the Receipt Point(s), nominated volume (MMBTU/Day), and percent of Well stream to be delivered by Owner. Gatherer recognizes that Owner's Nomination may not reflect Owner's actual daily volumes throughout the Month. Gatherer agrees that Owner may make adjustments to such Nomination in order to minimize Owner's Monthly imbalance, however, it is understood such adjustments shall only be made to reflect changes in production which have a relevant effect on Owner's Monthly imbalance. Such daily changes to Owner's Nomination shall be submitted by Owner to Gatherer or to Gatherer's designee no later than 9:00 o'clock a.m. in the Central Time Zone on the designated pipeline's nomination deadline for the Day such change is to be effective. In turn, Gatherer shall nominate a volume of Gas for delivery to Owner or to Owner's designee at the Delivery Point(s). It is expressly agreed that Owner shall not produce and deliver on any Day any such Gas unless Owner has arranged for receipt of Residue Gas from Gatherer at the Delivery Point(s) on the same Day. It is further agreed that Owner shall not nominate for delivery at the Delivery Point(s) on any Day any such Gas that Owner has not produced and delivered at the Receipt Point(s) on the same Day unless Gatherer agrees to allow Owner to deliver a volume greater or less than nominations for the purpose of eliminating Imbalances on the System or at the Delivery Point(s). Minimization of Monthly imbalances shall be Owner's responsibility. Gatherer or Gatherer's designee reserves the right, with prior written notification to Owner, to adjust Owner's Nomination

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

for deliveries where Gatherer or Gatherer's designee deems it necessary to reduce any imbalance conditions on the System.

4.3    Notwithstanding anything to the contrary contained in this Agreement, Owner shall be solely responsible for submitting appropriate Nominations for redelivery of Residue Gas and NGLs at the Delivery Point(s) and for any and all delivery imbalances occurring with respect to Owner's Gas, and Owner's NGLs, which is moving under Owner's pipeline transportation agreement to the extent that such imbalances are caused by Owner's failure to make proper and timely Nominations. Owner shall indemnify and hold Gatherer harmless from any and all costs, expenses, liabilities, or damages (including without limitation, pipeline imbalances, penalties, court costs, and attorney fees) arising due to any such pipeline imbalances on Owner's pipeline transportation agreement(s) caused by Owner's failure to make proper and timely Nominations. Gatherer shall indemnify and hold Owner harmless from and against any and all costs, expense, liabilities, or damages (including without limitation, pipeline imbalances, penalties, court costs, and attorney fees) arising due to any such pipeline imbalances under applicable operational balancing agreements (“OBAs”) or Owner's Pipeline Carrier transportation agreement(s) or other agreement(s) caused by Gatherer's failure to properly and timely give effect to Owner's nominations, however, Gatherer shall not be responsible for eliminating any imbalances between Owner and any third party. Furthermore, Gatherer shall not be obligated to deviate from Gatherer's standard operating and accounting procedures to reduce or eliminate any such imbalances.

4.4    “Delivery Point(s)” shall mean, as applicable:

a.	For Residue Gas, the downstream flange of the Pipeline Carriers' metering facilities at the Plant as determined by Owner nominations.

b.	For NGLs, the downstream flange of the NGL metering facilities at the Plant as determined by Owner nominations.

c.	For helium, the downstream flange at the helium flow meter at the Sunray Plant.

d.	With respect to System expansions the appropriate Delivery Points will be established upon the mutual agreement of the Parties.

e.	With respect to the use of Offloads, if Owner utilizes Offload capacity offered by Gatherer, the Delivery Point shall be defined by the contract controlling the use of the Offload.

4.5    Owner is responsible for any fees or fuel charged by Pipeline Carriers that apply to the volumes nominated and scheduled for Owner's account on the Pipeline Carrier(s). The Parties agree that Owner shall have the right to alter or modify quantities scheduled to each Delivery Point provided such election does not violate the terms of this Agreement. The Parties agree that either the Owner or the Gatherer, together or separately, may seek the establishment of additional Delivery Points; however, the construction of additional Delivery Points must be approved by Gatherer.
Article V.
OPERATIONAL IMBALANCE AND CASH BALANCING

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

5.1    The Parties recognize that Gatherer shall be designated by the Pipeline Carriers as the point operator and shall be considered by the Pipeline Carriers to be responsible for the operation of Gatherer's System's pipeline interconnections to the Pipeline Carriers at the Delivery Point(s). Furthermore, Gatherer shall be responsible for the administration of all OBAs with Pipeline Carriers and for all terms and conditions of any such OBA.

5.2    The Parties recognize that certain Residue Gas imbalances may occur between the quantity in MMBTUs of Owner's Residue Gas received by Gatherer (“Net Receipt”) and the quantity in MMBTUs of Owner's Residue Gas nominated by Owner (“Net Nomination”) for redelivery by Gatherer to Owner or for Owner's account at the Delivery Point(s) (an “Imbalance”). Throughout each Month the Parties agree to actively communicate and cooperate with each other, and with any interconnecting pipeline, to review appropriate data to identify any Imbalance, and to eliminate or remedy such Imbalance as soon as either Party becomes aware of such Imbalance. The Parties further agree to use their commercially reasonable efforts to manage daily receipts and deliveries so that any Imbalance shall be kept as near to zero as practicable. At the end of each Month, any Imbalance shall be balanced by means of a payment to Owner from Gatherer or a payment to Gatherer from Owner, as applicable, valued at the “Cash-Out Price”, as defined below. To the extent that the Monthly Net Receipt amount is greater than the Monthly Net Nomination amount, a payment shall be due from Gatherer to Owner and Gatherer will make such payment to Owner for the Imbalance based on the difference between the Monthly Net Receipt amount and the Monthly Net Nomination amount, multiplied by the Cash-Out Price. To the extent the Monthly Net Receipt amount is less than the Monthly Net Nomination amount, a payment shall be due from Owner to Gatherer, and Gatherer will invoice Owner for the Imbalance based on the difference between the Monthly Net Receipt amount and the Monthly Net Nomination amount, multiplied by the Cash-Out Price during the applicable Month in which the Imbalance was generated. As used in this Agreement, the “Cash-Out Price” shall be determined as to each applicable Month, for each applicable Delivery Point, and shall mean a price per MMBTU equal to either, (a) if the receiving pipeline's applicable cash-out price is not imposed for the applicable Month, the price will be the daily index price averaged for such Month for the applicable receiving pipeline as published in the Daily Price Survey Paragraph of Platt's Gas Daily, or (b) if the receiving pipeline's applicable cash-out price is imposed for the applicable Month, that price will be the “Cash-Out Price”. Gatherer will include in the Cash-Out Price any applicable pipeline imbalance penalty calculation for Owners Imbalance at the Delivery Point, provided that Gatherer has made a good faith effort to monitor and balance the Delivery Point with Owner. Then Gatherer will determine Owner's Delivery Points when Owner nominates to multiple Delivery Points each Month, subject to Gatherer's commitments in Section 2.4 and commercially standard prorata allocation methodology. Should the information necessary to calculate the “Cash-Out Price” not exist for the receiving pipeline or cease to be available, Gatherer and Owner shall work in good faith to determine a comparable substitute publication and/or daily posting(s) or other indexes providing equivalent data. Cash-Out Price payments shall be netted against amounts owed by Owner to Gatherer, or Gatherer to Owner, as applicable under this Agreement.
Article VI.
RECEIPT PRESSURE

6.1    Gatherer agrees that it will maintain a Monthly average operating Gathering System pressure, calculated for all Receipt Points in an Area, at or below the Maximum Allowable Pressures listed in the Table in Section 6.2 or elsewhere in this Article VI, whichever is applicable. Owner agrees that it will use its commercially reasonable efforts to deliver Gas to Gatherer on a ratable, consistent basis.

6.2    The Monthly average operating Gathering System pressure shall be calculated as an average

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

of wellhead pressure considering all Receipt Points within each Area contained in the Table below, without weighting for volume, and the Maximum Allowable Pressure shall be as set forth in the Table with respect to each Area contained in the Table. The designated Sections for each Area listed in the Table are provided in Exhibit B.

MAXIMUM ALLOWABLE PRESSURES

Area	County (in general)	Description (specific sections are In Exhibit “B”)	As of Effective Date through 3rd anniversary of Effective Date	As of 3rd anniversary of Effective Date through end of the Agreement
West Chambers 1	Roberts	Sections East of Clark Compressor Station encompassing 10” suction line
Owner and Gatherer agree that the Maximum Allowable Pressures (for this period) will be set by good faith, commercially reasonable agreement of Owner and Gatherer immediately following the Transition Period; provided, however, if Owner and Gatherer cannot reach agreement then such Maximum Allowable Pressures shall be equal to 105% of the actual simple average operating Gathering System pressure during the Transition Period, without weighting for volume, under operating conditions not involving a Force Majeure.
[***] psig
West Chambers 2	Roberts	Sections West of Chambers Compressor Station		[***] psig
East Chambers 1	Roberts	Sections East of Chambers Compressor Station, includes Superior Mendota Offload		[***] psig
East Chambers 2	Roberts	Sections West of Isaacs Compressor Station Site		[***] psig
NE Chambers 1	Primarily Hemphill	Sections with offload capacity (Eagle Rock and Superior) near header North of Isaacs Compressor Station Site		[***] psig
NE Chambers 2	Primarily Hemphill	Sections immediately North and Northwest of Issacs Compressor Station Site		[***] psig

6.3    For all Sections in the Sweet Gas System not specifically designated in Exhibit B to the Table in Section 6.2 (collectively, the “Sweet Gas Area”), the Monthly average operating Gathering System pressure shall be calculated as a simple average each Month considering only Receipt Points of Wells with first Gas within the prior one hundred and twenty (120) Months to the calculation Month, without weighting for volume, but shall exclude Wells within Areas listed in the Table above. For the Sweet Gas Area, the Maximum Allowable Pressure shall be: (i) as of the Effective Date through the 3rd anniversary of the Effective Date, set by good faith, commercially reasonable agreement of Owner and Gatherer immediately following the Transition Period; provided, however, if Owner and Gatherer cannot reach agreement, then equal to 105% of the actual simple average operating Gathering System pressure during the Transition Period, calculated as described earlier in this Section 6.3 under operating conditions not involving a Force Majeure; or (ii) as of the 3rd anniversary of the Effective Date through end of the Agreement, [***] psig.

6.4    For all Sections in the Sour Gas System not specifically designated in Exhibit B to the Table in Section 6.2, the Monthly average operating Gathering System pressure shall be calculated as a simple average each Month considering only Receipt Points of Wells with first Gas within the prior one hundred

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

and twenty (120) Months to the calculation Month, without weighting for volume, and as applied specifically to those of such Wells:

a.
that tie into the Sherman Gathering System which are substantially located in Sherman County (the “Sherman Sour Gas Area”). For the Sherman Sour Gas Area the Maximum Allowable Pressure shall be: (i) as of the Effective Date through the 3rd anniversary of the Effective Date, set by good faith, commercially reasonable agreement of Owner and Gatherer immediately following the Transition Period; provided, however, if Owner and Gatherer cannot reach agreement, then equal to 105% of the actual simple average operating Gathering System pressure during the Transition Period, calculated as described earlier in this Section 6.4 under operating conditions not involving a Force Majeure; or (ii) as of the 3rd anniversary of the Effective Date through end of the Agreement, [***] psig; and

b.
that tie into the Moore Gathering System which are substantially located in Moore County (the “Moore Sour Gas Area”). For the Moore Sour Gas Area the Maximum Allowable Pressure shall be: (i) as of the Effective Date through the 3rd anniversary of the Effective Date, set by good faith, commercially reasonable agreement of Owner and Gatherer immediately following the Transition Period; provided, however, if Owner and Gatherer cannot reach agreement, then equal to 105% of the actual simple average operating Gathering System pressure during the Transition Period, calculated as described earlier in this Section 6.4 under operating conditions not involving a Force Majeure; or (ii) as of the 3rd anniversary of the Effective Date through end of the Agreement, [***] psig.

6.5    Beginning within two (2) months of the Effective Date, both Parties shall meet every six (6) Months and more often as may be required and agreed between the Parties, to review Owner's written forecasted production profile (“Production Profile”) for the subsequent six (6) calendar quarters. Upon good faith, commercially reasonable mutual agreement by both Parties, where the Production Profile indicates that a change in the Maximum Allowable Pressures would be required to enable Gatherer to support Owner's production without exceeding Maximum Allowable Pressures, the Maximum Allowable Pressures will be amended or Owner, at its sole discretion, may elect to temporarily waive Liquidated Damages for the Area. Otherwise, the Maximum Allowable Pressures in each Area, and any associated Liquidated Damages shall continue in full force for the duration of the Primary Term and any Renewal Term under this Agreement.

6.6    Beginning nine (9) Months after the Effective Date, if the Monthly average operating Gathering System pressure for an Area, having been determined as described in Section 6.2, 6.3 or 6.4, as applicable, exceeds the applicable Maximum Allowable Pressure, then Gatherer shall be assessed Liquidated Damages; provided, however, that such Liquidated Damages will not be assessed during any event of Force Majeure. The Liquidated Damages shall be equal to [***] percent ([***]%) of the Fee multiplied by the sum of Owner's average daily equity production (and not Farmee Gas) from the affected Area(s) for each Day during the Month that the average pressure for all Wells in the affected Area(s) exceeded the applicable Maximum Allowable Pressure. The Parties agree that the damages that the Owner would sustain if the Monthly average operating Gathering System pressure for an Area exceeds the applicable Maximum Allowable Pressures will be difficult, if not impossible, to ascertain and that the liquidated damages provided for in this Section 6.6 are a reasonable approximation of what within industry an owner would accept if such event were to occur. The Parties further agree that the remedy (i.e. Liquidated Damages, if any) provided for in this Section 6.6 shall be the exclusive remedy for any breach by Gatherer of its obligations set forth in this Article VI, including any obligation to maintain pressures at or below the applicable Maximum Allowable Pressure.

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

For the avoidance of doubt and notwithstanding anything to the contrary in the foregoing, the Parties agree that if the Monthly average operating Gathering System pressure for an Area exceeds the applicable Maximum Allowable Pressure due to a meaningful breach by Owner, then Gatherer will not be assessed Liquidated Damages for that Area under this Section 6.6 for the duration of such breach.

6.7    In the event Owner's Gas production for an individual Well, or Wells, is unable to produce in paying quantities due to System pressures, and the Well, or Wells, in question hold a lease for Owner, then in addition to applicable Liquidated Damages, if any, Gatherer shall provide, within [***] ([***]) days from written notification from Owner, a plan for Gatherer to, at Gatherer's expense, construct, own, operate, and maintain compression, and/or pipeline facilities to serve said Receipt Point and alleviate flow restrictions. Gatherer's plan shall conform to the specific requirements of the lease, which Owner shall provide in their written notification. If the Well does not hold a lease for Owner, then, in addition to applicable Liquidated Damages, if any, Gatherer shall have [***] ([***]) months to alleviate flow restrictions. If Gatherer does not comply within these time periods, Owner has the sole right to request and obtain full release of the impacted Well and the Section where that Well is located from the Dedication under this Agreement, or to construct facilities on the lease which alleviate the flow restrictions. If Owner constructs facilities, Owner may pass through to Gatherer prudent and reasonable actual costs, without markup. For avoidance of doubt, if a Well or Wells is unable to produce in paying quantities due to Well performance, Owner is solely responsible for resolution and associated costs.

6.8    Gatherer shall not be allowed to restrict production from Owner Well(s) as a means to meet pressure targets.

6.9    Notwithstanding any other provision of this Article VI, Gatherer shall have the right to construct a separate high pressure gathering system, at its sole cost. If Gatherer elects to do so, the existing Gathering System infrastructure shall be classified as a low pressure system. Owner and Gatherer, upon mutual agreement, may elect to connect Wells to this high pressure gathering system and those Wells shall be released from the requirements of this Article VI until such time as they are connected to the low pressure system.
Article VII.
MEASUREMENT

7.1    For the SCADA system existing as of the Effective Date, the SCADA system shall be owned and operated by Owner. Owner shall supply CFX files (Flow Cal Data) to Gatherer daily and Owner shall supply real time data to Gatherer at a rate that Owner's data collection and SCADA system allows, with a target frequency of approximately every fifteen (15) minutes (excluding any telemetry interruptions or SCADA system equipment outages). Upon execution of this Agreement, Owner shall own and operate SCADA system and Gatherer shall construct, install, own, and operate its own SCADA system. Owner shall, if tower space is available, allow Gatherer use of all existing towers owned by Owner. For the measurement facilities existing as of the Effective Date, Gatherer shall operate and maintain the primary device equipment (meter run, plates, gaskets, etc.) and Owner shall own and operate the secondary device equipment (radio, EFM, transmitters, etc.), subject to Exhibit D. Owner may, at its option and expense, install or cause to be installed a check meter or meters for the purpose of checking Gatherer's metering facilities. Owner shall be allowed to use Gatherer's measurement taps or other similar equipment as necessary, provided that any such check meter or other equipment shall be installed or used in such a way so as not to interfere with the operations of Gatherer's facilities.

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

7.2    For all Receipt Points existing as of the Effective Date, measurement of Owner's Gas shall be by using electronic flow meters in accordance with the API 21.1 Electronic Flow Measurement Standard, which Gatherer acquired under the Purchase and Sale Agreement which Gatherer operates at the Receipt Points. Owner shall provide Gatherer with electronic data feeds from all such existing Receipt Points via a method mutually agreeable to Owner and Gatherer. On any Receipt Points installed after the Effective Date, Gatherer shall measure the Gas delivered by Owner or caused to be delivered by Owner hereunder using electronic flow meters in accordance with the API 21.1 Electronic Flow Measurement Standard, which Gatherer has installed or caused to be installed at the Receipt Point(s). Measurement shall be made by Gatherer in accordance with the American Gas Association Gas Measurement Committee Report No. 3 standards. The unit of measurement for all Owner's Gas delivered hereunder shall be one thousand (1,000) standard cubic feet at Standard Base Conditions. The measured volume and BTU content shall be determined on a water saturated basis at actual operating temperature and pressure conditions.

7.3    The accuracy of Gatherer's measuring equipment shall be verified by test using means and methods generally acceptable in the Gas industry, at a minimum of once every year. Measuring equipment found to be registering inaccurately shall be adjusted to read as accurately as possible. Gatherer shall give written notice at the beginning of each Month of upcoming tests and the Parties shall agree on the dates of such test planned for such Month. If Owner fails to have a representative present for such test, the results of the test shall nevertheless be considered accurate until the next test. Gatherer shall, upon written request of Owner, conduct a test of Gatherer's measuring equipment, provided that in no event shall Gatherer be required to test Gatherer's equipment more frequently than once a Month. All tests of such measuring equipment shall be made at Gatherer's expense, except that Owner shall bear the expense of tests made at Owner's request, unless such test reveal that the measurement equipment is inaccurate by more than two percent (2%).

7.4    If for any reason, any measuring equipment is inoperative or inaccurate by more than two percent (2%) in the measurement of Owner's Gas, then the volume of Gas delivered by Owner to Gatherer during the period of such inaccuracy shall be determined on the basis of the best data available using the first of the following methods which is feasible:

a.	By using the registration of any check measuring equipment installed and accurately registering; or

b.	By using a percentage factor to correct the error, if the percentage of error is ascertainable by calibration, test, or mathematical calculations; or

c.	By comparing deliveries made during preceding periods under similar delivery conditions when the meter was registering accurately.

7.5    An adjustment based on such determination shall be made for such period of inaccuracy as may be definitely known or, if not known, then for one half (1/2) the period since the date of the last meter test. In no event, however, shall any adjustment extend back beyond ninety (90) Days from the date the error was first made known by one Party hereunder to the other.

7.6    Each Party shall have the right to inspect the other Party's equipment, charts, and other measurement or test data during business hours; but the reading, calibration, and adjustment of such equipment and changing of charts shall be done by the Party installing and furnishing same. Unless the Parties agree otherwise, each Party shall preserve all its original test data, charts, and other similar records for a period of six (6) years.

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

7.7    Gatherer shall obtain or cause to be obtained at a minimum of once every twelve (12) Months, samples of Owner's Gas measured at each Receipt Point in accordance with the GPA 2166 and API 14.1 standards for collecting Gas samples. Gatherer shall obtain or cause to be obtained analyses of all such samples. All analyses shall determine the composition of Owner's Gas by component in mole percent and shall include helium and NGL (by component). Gatherer shall bear all costs associated with its obligations in this Section 7.7. Gatherer shall provide results of annual analysis of each Receipt Point to Owner for the purpose of Owner to download into Owners RTU for check measurement and for proper well control.

Article VIII.
GAS QUALITY AND SPECIFICATIONS

8.1    The Gas shall meet the following applicable specifications (the “Specifications”) based on whether the Gas is delivered into the “Sweet Gas System” or the “Sour Gas System”. As used herein, the Sweet Gas System is the portion of the System which only accepts Gas meeting the requirements of the Pipeline Carriers with respect to the H2S content when delivered to Gatherer, and the Sour Gas System is the portion of the System which accepts Gas that requires treating for the removal of H2S to meet the requirements of the Pipeline Carriers.

8.2    With respect to the Gas delivered into the Sweet Gas System, the Gas shall conform to the following specifications, except as modified by Exhibit “C”, and shall be commercially free of Inferior Liquids:

a.	Oxygen - The Gas shall not contain more than fifteen (15) parts per million (1,000,000) cubic feet and every reasonable effort shall be made to keep the gas free of oxygen

b.	H2S - No more than four (4) parts per million (1,000,000) cubic feet

c.	Heating Value - No less than one thousand (1000) BTU per cubic foot

d.	Total Sulfur - Including mercaptan and hydrogen sulfide, not to exceed one and one quarter (1 1/4) grain per one hundred (100) cubic feet of Gas

e.	Temperature - No more than one hundred and thirty degrees Fahrenheit (130F) and no less than thirty five degrees Fahrenheit (35F)

f.	Carbon Dioxide - No more than two percent (2%) by volume

g.	Nitrogen - No more than two percent (2%) by volume

h.	Total Inerts - No more than four percent (4%) by volume

8.3    With respect to the Gas delivered into the Sour Gas System, the Gas shall conform to the following specifications, except as modified by Exhibit “C”, and shall be commercially free of Inferior Liquids:

a.	Oxygen - The Gas shall not contain more than one hundred (100) parts per million (1,000,000) cubic feet

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

b.	H2S - No more than twenty thousand (20,000) parts per million (1,000,000) cubic feet

c.	Heating Value - No less than one thousand (1000) BTU per cubic foot

d.	Temperature - No more than one hundred and thirty degrees Fahrenheit (130F) and no less than thirty five degrees Fahrenheit (35F)

e.	Carbon Dioxide - No more than two percent (2%) by volume

f.	Nitrogen - No more than thirty percent (30%) by volume

g.	Total Inerts - No more than thirty-two percent (32%) by volume

8.4    If either Party determines that Owner's Gas at any individual Receipt Point fails to meet the Specifications, then such Party shall immediately notify the other of the extent of the deviation from the Specifications. Owner shall determine the expected duration of such failure and notify the Gatherer of the efforts Owner is undertaking to remedy such deficiency. In the event Owner cannot (or elects not to) remedy such deficiency within thirty (30) Days, Gatherer may refuse to accept delivery of Owner's Gas at such Receipt Point(s), or accept delivery of Owner's Gas pursuant to mutually agreed upon increased fees or other adjustments to revenues by Gatherer to compensate Gatherer for reasonable costs to address such deficiencies. In such case, Gatherer and Owner shall work in good faith to determine a solution to the Specification deficiencies.

8.5    Owner and Gatherer acknowledge that future drilling of new reservoirs may result in Gas of a materially different quality in regards to H2S. In the event this occurs, Owner and Gatherer agree to establish a treating fee for only those Well(s) if Gas from those Well(s) cannot be processed at a Plant without additional treating. Treating fee shall be calculated to allow Gatherer to recover its reasonable actual costs plus a return on such costs of [***]%.
Article IX.
FEES
9.1    For the services provided by Gatherer hereunder, Owner shall pay Gatherer a gathering and Processing fee (“Fee”) equal to $[***] per MMBTU of Delivered Volume for all Owner Gas Processed at the Plant(s).

9.2    If Gatherer elects to install Additional Compression, then Gatherer shall submit to Owner a commercial proposal prior to installation of Additional Compression. Gatherer and Owner shall enter into good faith negotiations in order to finalize terms and payment for such Additional Compression applicable to Owner Gas.

9.3    The Fee shall be adjusted on an annual basis, either up or down, in proportion to the percentage change, from the preceding year, in the Consumer Price Index - All Urban Consumers as published by the Department of Labor (“CPI”). The first adjustment of the Fee shall be made January 1, 2014, and subsequent adjustments shall occur each January 1st thereafter and shall reflect the percentage change in the CPI as it existed for the immediately preceding January from the CPI for the second immediately preceding January, provided that the Fee shall never be less than the Fee on the Effective Date.

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

Article X.
ALLOCATION AND DISPOSITION

10.1    The volumes of Gas processed pursuant to this Agreement for the account of Owner and the theoretical content of NGLs and helium in such Gas at the respective Receipt Points of Owner will be used as the basis for allocating each NGL component to such Receipt Points and to Owner, using fixed Recoveries. Such method contemplates that:

(a)
The volume of theoretical NGLs, separately for each component, attributable to each Receipt Point will be calculated by multiplying the volume of Gas from each Receipt Point by the theoretical content of the NGLs, separately as to each component, contained in the Gas delivered at each such Receipt Point.

(b)
The Recovery Factor for each component will be fixed, initially at the values set forth in the Table below. Gatherer shall provide to Owner on or before March 1st of each Year, beginning in 2014, actual recovery calculations, by component, for the prior calendar Year. The calculations shall exclude periods of Force Majeure and include adjustments to account for Condensate in the System. Owner shall have fifteen (15) Days after receipt of the calculations in which to propose changes to the calculation in whole, or in part, in writing. Gatherer shall not unreasonably withhold agreement to any proposed change. Once agreement has been reached as to any proposed changes, if the calculated actual recovery for any component(s) is higher or lower than the Recovery in effect, by two (2) percent or more, then Gatherer shall adjust the Recovery Factor for that component(s), effective April 1st of the current Year. The Parties agree that the actual recovery calculations shall be based on the total of NGLs, helium (only for the Sour Gas System) and Residue Gas recovered at all of the Plants accounted for as a “super system”.

Product    Recovery Factor
Ethane    [***]%
Propane    [***]%
Isobutane    [***]%
Normal Butane    [***]%
Pentanes and Heavier    [***]%
Helium    [***]%

(c)
The volume of each such component allocated to each Receipt Point will be determined by multiplying the Recovery Factor for each such component, as provided in Section 10.1(b) above, by the theoretical volume of each such component attributable to each Receipt Point.

(d)
The commercial volume of helium allocated to each Receipt Point in the Sour Gas System shall be calculated by multiplying the theoretical helium contained in the Gas delivered at each Receipt Point in the Sour Gas System by the Recovery Factor for helium in Section 10.1(b) above. Owner and Gatherer acknowledge that, as of the Effective Date, helium can only be recovered at the Sunray Plant and, therefore, agree that only helium at the Sunray Plant will be included in the allocation. Sections 10.1(b), 10.1 (d), and 1.59 shall be revised to incorporate additional Receipt Points if and when System expansion results in additional Plant helium recovery capabilities.

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

(e)
Owner and Gatherer acknowledge that, as of the Effective Date, ethane cannot be rejected at a substantial majority of the Plants and, therefore, agree that ethane rejection mode cannot be elected by Owner. If, at any time in the future, a substantial majority of the Plants are capable of rejecting ethane, the Parties shall, upon good faith, commercially reasonable agreement, amend this Agreement to enable Owner to elect ethane rejection mode.

(f)	Gatherer and Owner may agree on some other method of allocation in order to remove any inequities which may be found to exist, and any such other method adopted will be applicable to this Agreement.

10.2    There will be a reduction in Heating Value (PTR) between the Gas delivered by Owner to the System at the Receipt Point and the Residue Gas returned to Owner at the Delivery Point because of the extraction of NGLs, Condensate, Plant Fuel use, Flare Gas and Plant Electricity incident to processing, and the gas component of Gathering System Fuel.

(a)
PTR associated with NGL Recovery. PTR attributable to each Receipt Point resulting from the removal of NGLs will be the sum of the MMBTUs obtained by multiplying the Gallons of NGLs and each component in the NGLs extracted from the Gas delivered by Owner, as determined pursuant to Section 10.1 above, by the appropriate heating value (MMBTU per Gallon) for each such component of NGLs taken from the most recent edition of the Gas Processors Association Standard 2145. Such heating values will be updated to conform to the latest amendment or revision of the above standard adopted by the Gas Processors Association as of the effective date specified by Processor. The Heating Value for hexanes and heavier components of the NGLs will be determined periodically, as appropriate, through an extended chromatographic analysis.

(b)
PTR associated with Plant Fuel and Flare Gas. PTR attributable to use of Gas in the Plants, including Plant Fuel and Flare Gas will, to the extent practicable, be measured by meters within the Plants. The Heating Value of the metered Plant Fuel and Flare Gas volumes will be assumed to be the same as Residue Gas. That portion of Plant Thermal Reduction attributable to the Plant Fuel, or Flare Gas incident to or occasioned by processing allocable to each Receipt Point will be allocated in the ratio that the volume of Gas measured in Heating Value from each Receipt Point bears to the total volume of gas measured in Heating Value from all receipt points.

(c)
Additional PTR assessed for Plant Electricity. Plant Electricity will be allocated each Month to each Receipt Point(s) by dividing the Heating Value of the Residue Gas allocated to each such Receipt Point by the total Heating Value of the Residue Gas delivered to the Delivery Point(s) and multiplying such number(s) by the total amount of Plant Electricity paid by Gatherer for the given Month. Owner will compensate Gatherer for such Plant Electricity through an assessment by Gatherer to Owner of additional PTR determined by dividing the Plant Electricity allocated to the Receipt Point(s) for each given Month by the first of the Month index gas price for Northern Natural Gas Company, Texas, as reported in Inside F.E.R.C.'s Gas Market Report, or other appropriate index gas price as may be agreed to by the Parties applicable to such Month.

(d)
Total Gathering System Fuel Thermal Reduction. PTR attributable to use of raw gas in the Gathering System will be measured by meters within the Gathering System. The Heating Value of the metered raw gas volumes will be the simple average of all measured Heating Value of all receipt points on the Sweet Gas System. Purchased fuel gas for the Gathering

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

System will be measured by meters. The Heating Value of the metered purchased gas will be assumed to be the same as Residue Gas. Total Gathering System Fuel Thermal Reduction will be the sum of the Heating Value of attributible to the use of raw gas plus the Heating Value attributable to purchased fuel gas. That portion of Total Gathering System Fuel Thermal Reduction attributable to each Receipt Point will be allocated in the ratio that the volume of Gas measured in Heating Value from each Receipt Point bears to the total volume of gas measured in Heating Value from all receipt points.

(e)
Loss and Unaccounted for Gas Thermal Reduction. PTR attributable to Loss and Unaccounted for Gas will be the L&U calculated per Section 1.34. That portion of Loss and Unaccounted for Gas Thermal Reduction attributable to each Receipt Point will be allocated in the ratio that the volume of Gas measured in Heating Value from each Receipt Point bears to the total volume of gas measured in Heating Value from all receipt points.

(f)	Total PTR associated with Owner's Gas. Owner's total PTR will be the sum of the PTR determined as provided in Sections 10.2 (a), (b), (c), (d), and (e) above.

(h)
Updating Allocation. Gatherer and Owner may agree from time to time on another method of determining PTR in order to remove any inequities which may be found to exist, and such other method(s) as so agreed will be applicable to this Agreement.

10.3    Gatherer shall furnish Owner with a Monthly statement displaying the allocation of each of the NGLs and Residue Gas recovered in the System, which shall include a statement in substantially the same form attached hereto as Exhibit “A”. This Monthly statement shall include, without limitation, the following for each Receipt Point:

(a)	Measurement data for quantities delivered to the System (in MMBTU and MCF), plus composition including GPM by component.

(b)	Prorata share of Gathering fuel, Plant Fuel, Plant Flare, Loss and Unaccounted for Gas in MMBTU and MCF.

(c)	PTR associated with Owner NGL Recovery, Plant Fuel and Flare Gas, Plant Electricity, Gathering System Fuel, and L&U.

(d)	Fee and any treating or mutually agreed additional fee, if allowed under the terms of this Agreement.

(e)	Residue Gas in MMBTU and MCF.

(f)	NGL in gallons by each NGL component, and the Net Sales Price.

(g)	Helium in MCF, and price (if applicable).

(h)	Wellhead average daily pressure.

(i)	Receipt Point county and primary compressor.

(j)	Actual Recoveries of NGL components at each Plant.

(k)	Actual electric power costs at each Plant.

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

10.4    Residue Gas shall be owned one hundred percent (100%) by Owner, or its designee.
10.5     Disposition of Owner's allocated NGLs, and helium shall be in accordance with the following provisions:

(a)
Under the Purchase and Sale Agreement, Owner has assigned certain product sales, transport, and exchange contracts to Gatherer (“Product Sales Contracts”). From and after the Effective Date, and thereafter except for such periods of time during which Owner has made a valid election pursuant to Section 10.5(b), Owner will sell to Gatherer and Gatherer will purchase from Owner the NGLs and helium allocated to Owner under Sections 10.1 and 10.2 of this Agreement for resale under the Product Sales Contracts.

(b)
With respect to any portions of Owner's allocated NGLs and helium that are not sold to Gatherer, Owner shall have the right to (i) take-in-kind and market such portion of Owner's allocated NGLs and helium or (ii) have Gatherer purchase such portion of Owner's allocated NGLs or helium at the Net Sales Price, as set forth below. Owner may elect to take-in-kind and market any one, all, or a combination of the NGLs or helium streams. Owner shall make such election and provide Gatherer with written notice thereof at least one hundred eighty (180) Days prior to the end of the primary term of a given Product Sales Contract(s). If Owner provides written notice in accordance with the foregoing, Owner's election cannot be revoked during a period that is the shorter of (x) the primary term of a successive given Product Sales Contract(s) executed by Gatherer, or (y) the term of this Agreement. If Owner elects to take-in-kind and market such portion of Owner's allocated NGLs or helium Owner shall take such deliveries ratably seven (7) Days a week during such period, and Owner shall make all necessary arrangements with appropriate parties for transportation, fractionation and marketing on a daily basis and in such a manner that does not require Gatherer to provide storage for such portion of Owner's allocated NGLs or helium, and Gatherer shall have no obligation other than supplying such portion of Owner's allocated NGLs or helium to the Delivery Point(s) of Gatherer's Plant for delivery to Owner's account. Gatherer shall not be required to make any new connections for the NGLs or helium unless mutually agreed by both Parties, and shall not be required to take upon additional expenses in the delivery of NGLs or helium unless mutually agreed by both Parties. Imbalances of Owner's allocated NGLs delivered to the designated fractionation facility, if any, occurring due to dispatching and other such variances shall be corrected as soon as reasonably possible after the Month in which the imbalance is determined. It is understood and agreed should Owner elect option (ii), above, or otherwise fail to provide timely written notification to Gatherer of Owner's election to take such portion of Owner's allocated NGLs or helium in kind, Gatherer shall purchase Owner's allocated NGLs or helium at the Net Sales Price.

(c)
As used herein, the “Net Sales Price” per gallon (for NGLs) and per MCF (for helium), of each individual component allocated to Owner's Gas shall be the weighted average of the net price per unit received by Gatherer for the total volume of each individual NGL component, or helium sold during the relevant Month after deduction of any and all fees defined by the applicable downstream contract. The Parties agree the Net Sales Price paid for products produced in the State of Texas includes reimbursement by Gatherer to Owner for Texas severance taxes.

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

Article XI.
BILLING, PAYMENT, AND REPORTING

11.1    On or before the end of each Month, Gatherer shall render to Owner a statement in substantially the same form attached hereto as Exhibit “A”, for the preceding Month identified as to the Receipt Point(s) and at minimum showing the items listed in Exhibit “A”, including, but not limited to: (a) the total quantity of Gas delivered to the Receipt Point(s) hereunder and the amount due thereon for the Fees and electric power charges; (b) the component and total quantities of NGLs allocated hereunder; (c) the allocated Residue Gas MMBTU volume to be delivered to the Delivery Point(s); (d) information sufficient to explain and support any adjustments made by Gatherer in determining the amount billed or payable; and (e) any other required details as provided in Section 10.3 (a “Statement”). Gatherer shall supply Statements in electronic transmission format suitable to be automatically loaded into Owner's accounting systems provided that Gatherer shall not be required to incur any costs or expenses in connection with providing Statements in such electronic format. Owner shall pay Gatherer at the addresses shown in Article XVII hereunder no later than the last Day of the Month after the Month of production by wire transfer or ACH wire. If the undisputed amount is not paid when due, interest on any unpaid portion shall accrue at an interest rate equal to two percent (2%) plus the prime rate as quoted in the most recent edition of the Wall Street Journal or at the highest rate permitted by applicable law, whichever is lower, from due date until date paid. If default continues after ninety (90) Days written notice from Gatherer to Owner, the Gatherer may suspend receipt or delivery of Owner's Gas hereunder without prejudice to any other available remedies at law or in equity. In the event of any good faith dispute as to the amounts payable hereunder (the “Disputed Amount”), the Parties shall work in good faith to agree on such Disputed Amount. If the Parties are unable to agree on payment of the Disputed Amount within thirty (30) Days, then any Party may refer such dispute to a firm of independent public accountants, mutually acceptable to Owner and Gatherer, which firm shall make a final and binding determination as to the Disputed Amount on a timely basis and promptly notify the Parties in writing of its resolution. Such firm handling resolution of the Disputed Amount shall not have the power to modify or amend any term or provision of this Agreement. Owner and Gatherer shall bear and pay one-half of the fees and other costs charged by such firm. Interest shall begin to accrue as set forth herein on the Disputed Amount if it is not paid within twenty (20) Days following the date of resolution of the dispute as provided herein.

11.2    If any clerical or accounting error resulting in overcharge or undercharge in any form whatsoever shall at any time be found relative to any invoice delivered whether outstanding or paid, Gatherer shall refund any amount of overcharge or Owner shall pay any amount of undercharge, as the case may be, within thirty (30) Days after final determination thereof; provided, no retroactive adjustment shall be made beyond a period of twenty four (24) Months from the Month of production for which the overcharge or undercharge was made.

11.3    Both Parties hereto shall have the right, upon thirty (30) Days prior written notice during the other Party's normal business hours, to examine the books and records of the other Party to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made pursuant to this Agreement. Prior to such examination, the Party requesting such examination shall execute a mutually acceptable confidentiality agreement if requested to do so.

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

Article XII.
TAXES
12.1    Owner shall pay or cause to be paid all production taxes, payments due to mineral interests, royalties, overriding royalties, bonus payments, production payments and the like, that may be imposed with respect to Owner's Gas delivered and gathered hereunder.

12.2    Owner shall pay all other severance, gathering or other similar taxes, fees, or assessments imposed by any state or federal authority with respect to Owner's Gas delivered hereunder. Further, Owner represents that it has timely filed, or shall timely file, any and all reports which Owner is required to file with respect to production or severance taxes to be paid hereunder. Owner shall indemnify and hold Gatherer harmless with respect to Owner's failure to file any and all such reports or with respect to Owner's failure to pay any and all taxes which Owner is obligated to pay pursuant to the terms of this Agreement.

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

Article XIII.
CONTROL, POSSESSION AND TITLE

13.1    Owner shall indemnify and hold Gatherer harmless from liability with respect to Owner's Gas or Owner's operations to deliver such Gas prior to the Gas being delivered into the System. Gatherer shall indemnify and hold Owner harmless from liability with respect to the Gas delivered into the System after receipt thereof by Gatherer and prior to delivery thereof at the Delivery Point except for any such liability relating to the title to such Gas, which shall remain with Owner.

13.2    Owner warrants title to or the right to deliver all Owner's Gas, helium, and Owner's NGLs delivered or caused to be delivered to Gatherer hereunder. Owner warrants that such Gas, helium, and NGLs are free from all liens and adverse claims of every kind and agrees to indemnify Gatherer from all suits, actions, debts, accounts, damages, costs, losses, and expenses arising from or out of adverse claims of any or all persons, including governmental entities, as to said Gas or as to royalties or charges thereof. Title to the Gas, and its constituents, including NGLs, delivered or caused to be delivered by Owner to Gatherer hereunder at the Receipt Point(s) shall remain with Owner and shall not pass to nor vest in Gatherer except (a) for portions thereof utilized by Gatherer for Fuel, (b) any NGLs, or helium, purchased by Gatherer pursuant to Section 10.5, title to which shall vest in Gatherer at the outlet of the Plant, and (c) any Condensate purchased by Gatherer pursuant to Section 10.5, title to which shall vest in Gatherer at the outlet of the Plant.

13.3    It is understood that, subject to applicable laws, regulations, and other authority, Owner's Gas shall represent only a portion of the combined throughput on the System hereunder and the same may be commingled with Gas from other producer's or Gatherer's Gas after Owner's delivery to Gatherer at the Receipt Point(s) such that molecules delivered at the Receipt Point(s) will be different from those received by Owner at the Delivery Point(s).
Article XIV.
FORCE MAJEURE

14.1    If either Party is rendered unable, wholly or in part by Force Majeure, to carry out its obligations under this Agreement, then the obligations of the affected Party, except for payment due, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period. Such cause shall, to the extent possible, be remedied with all reasonable dispatch. The affected Party shall give notice and full particulars of such Force Majeure in writing by mail or telecopy or other electronic facility to the other Party as soon as practicable after the occurrence of the cause relied on.

14.2    The term “Force Majeure” shall mean acts of God; strikes, lockouts, or other industrial disturbances; acts of the public enemy, wars, blockades, military action, earthquakes, fires, storms or storm warnings, crevasses, floods, or washouts; arrests and restraints of governments and people; civil disturbances; explosions, breakage or accident to machinery or lines of pipe (including any compression or Processing facilities located on the System); the planned or unplanned necessity for testing or making repairs or alterations to machinery or lines of pipe; planned or unplanned reductions in allocation or in capacity in downstream gas or NGL infrastructure; freezing of wells or lines of pipe; inability to obtain easements and/or rights-of-way; inability of any Party hereto to obtain necessary materials, supplies, or permits due to existing or future rules, regulations, orders, laws, or proclamations of governmental authorities (both Federal and State) including both civil and military; and any other causes whether of the kind herein enumerated or otherwise, and whether caused or occasioned by or happening on account of the act or omission of one of the Parties

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

hereto or some persons or concern not a Party hereto, not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to avoid.

14.3    It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Party when such course is inadvisable in the discretion of the Party having the difficulty.

14.4    Notwithstanding the provisions of Section 14.1, should an event of Force Majeure render Gatherer unable to take delivery under normal System operating procedures of any of Owner's Gas at any Receipt Point(s) then, at the sole discretion of Owner, Gatherer shall be obligated, to utilize alternative operating procedures, including but not limited to offloading Gas to third parties, to maintain flow assurance of Owner's Gas.
Article XV.
TERM AND DEDICATION

15.1    This Agreement shall be effective on the Effective Date, and shall continue in full force and effect for a period of twenty (20) years thereafter (the “Primary Term”) and thereafter for successive five (5) year renewal terms (each, a “Renewal Term”), until terminated by either Party by giving at least three hundred and sixty-five (365) Days written notice of termination to the other Party, (a) if within the Primary Term, prior to the end of the Primary Term or (b) if in a Renewal Term, prior to the end of such Renewal Term. Gatherer further agrees that upon written termination as prescribed in the preceding sentence, the Primary Term or Renewal Term, as applicable, shall be automatically extended by one (1) year to allow Owner sufficient time to secure alternative gathering and Processing capacity.

15.2    Owner hereby dedicates to Gatherer, subject to this Agreement, all producing well(s) with Owner's Gas connected to the System on the Effective Date for the Primary Term of this Agreement, and all future Well(s) drilled by Owner, or on Owner's behalf by a farmee, that are spudded or completed on or prior to December 31, 2014, provided that the future Well(s) are within two (2) miles of the System as it may exist at the time the new well is drilled (collectively, the “Dedication”). Owner and Gatherer may mutually agree to extend in twenty four (24) Month increments the time frame for inclusion of completed new Wells under the Dedication. For avoidance of doubt, said extension shall provide Owner with the right to amend Article VI to include new Areas and pressure requirements for those Areas. Owner will not be held to a volume commitment requirement. Should Owner transfer, sell or otherwise assign the right to operate any Well, existing or drilled during the term of this Agreement, whether operated by Owner or by a farmee of Owner, then such Well shall remain subject to the terms of this Agreement. The commitments and obligations of Gatherer under this Agreement shall extend to and include all of Owner's Gas from all Wells.

15.3    Owner commits that all farmees under the Dedication shall enter into an agreement with Gatherer for the gathering and processing of Farmee Gas, and Gatherer commits to gather and process Farmee Gas, under substantially the same terms and conditions, and the same Fee, as for Owner. Notwithstanding the foregoing, it is expressly understood and agreed by the parties that such agreement between Gatherer and any such farmee shall become an exhibit to the farm-out agreement(s) used by Owner to effectuate farmouts and shall not contain (i) confidentiality restrictions that would limit Owner's full right to review and include the document as an exhibit to the farm-out agreement(s), or (ii) any of the pressure requirements or Liquidated Damages provided in Article VI or elsewhere herein.

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

Article XVI.
ASSIGNMENTS

16.1    This Agreement shall extend to and be binding upon the Parties hereto, their successors, and assigns. The rights of the Parties may be assigned or conveyed in whole or in part from time to time; provided, however, neither Party shall assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, with respect to Owner only (and not a permitted successor and assign to Owner) satisfaction by Gatherer of the terms of Section 12.18 of the Purchase and Sale Agreement shall be deemed to constitute Owner's consent to Gatherer's assignment of this Agreement. No transfer of, or succession to, the interest of any Party hereto, either in whole or partially, shall affect or bind the other Party until the first Day of the Month following the Month in which the other Party shall have received written notification thereof.
Article XVII.
NOTICES
17.1    Except as herein otherwise provided, any notice, request, demand, payment, invoice, statement, or bill provided for in this Agreement or any notice which either Party may desire to give to the other shall be in writing and either delivered in person or sent by scanned email, facsimile or other electronic transmission or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides receipt of delivery, as the case may be, to the addresses as follows or to such other address as either Party shall designate by written notice to the other Party.

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

If to OWNER:
For notices, requests and any correspondence that is not a statement, bill or invoice:
BP AMERICA PRODUCTION COMPANY
[***]

For statements, bills, or invoices:
[***]

For nominations:
[***]

If to GATHERER:
For notices, requests and any correspondence that is not a statement, bill or invoice :
[***]

For statements, bills, or invoices
[***]

For nominations:
[***]

Notice given by scanned email, personal delivery, mail or overnight courier pursuant to this Article XVII shall be effective upon physical receipt. Notice given by facsimile pursuant to this Article XVII shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. Central Time on any Day that is not a weekend or federal holiday.
Article XVIII.
MISCELLANEOUS

18.1    The interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The Parties hereto irrevocably and unconditionally consent

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

and submit themselves to the exclusive jurisdiction of the courts of the State of Texas and the courts of the United States of America located in Harris County, Texas, (collectively, the “Agreed Courts”) with respect to any actions, suits, or proceedings arising out of or in connection with this Agreement, and the transactions contemplated hereby, and the Parties hereto agree not to commence any action, suit, or proceeding relating thereto except in such Agreed Courts. The Parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the transactions contemplated hereby in the Agreed Courts and hereby further irrevocably and unconditionally waive and agree not to plead or claim that any such action, suit, or proceeding brought in any of the Agreed Courts has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives to the fullest extent permitted by law trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

18.2    This Agreement contains the entire understanding of the Parties superseding all other agreements, whether oral or written, express or implied. It may not be changed orally, but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. Every covenant, term, and provision of the Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party.

18.3    The captions in this Agreement are for the convenience of the Parties in identification of the provisions hereof and shall not constitute a part of this Agreement nor be considered in the interpretation of this Agreement, and the following shall apply:

(a)	This Agreement was prepared jointly by the Parties hereto and not by any Party to the exclusion of the other; and

(b)	Failure to exercise any right or rights hereunder shall not be considered a waiver of such right or rights in the future.

18.4    Each Party agrees that it shall maintain this Agreement and the contents thereof, including any information supplied in connection with this Agreement, in strict confidence, and that it shall not cause or permit disclosure thereof to any third party without the express written consent of the other Party which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that disclosure is permitted (a) in the event and to the extent such Party is required by a court or agency exercising jurisdiction over the subject matter thereof, by order or by regulation, and (b) to a Party's affiliates or such Party's or its affiliates' employees, directors, members, managers, officers, partners, prospective partners or financing sources, prospective purchasers of a Party or such Party's or its affiliate's assets, financial advisors, consultants, attorneys, banks, or institutional investors so long as those persons, firms or entities likewise agree to keep this Agreement confidential.

18.5    EACH PARTY EXPRESSLY WAIVES ANY RIGHT TO CLAIM DAMAGES OTHER THAN ACTUAL AND DIRECT DAMAGES. SUCH DAMAGES WAIVED INCLUDE, WITHOUT LIMITATION, CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE AND EXEMPLARY DAMAGES. THIS SECTION 18.5 DOES NOT APPLY TO AND DOES NOT LIMIT INDEMNIFICATION REGARDING ANY CLAIMS BY UNAFFILIATED THIRD PARTIES.

18.6    NEITHER PARTY (“INDEMNITOR”) SHALL BE LIABLE TO THE OTHER PARTY (“INDEMNITEE”) FOR LOSSES SUSTAINED OR LIABILITIES INCURRED BY INDEMNITEE IN CONNECTION WITH OR AS A RESULT OF THIS AGREEMENT, EVEN IF ACTUALLY OR ALLEGEDLY CAUSED BY THE SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

OTHER LEGAL FAULT OF INDEMNITOR, EXCEPT TO THE EXTENT SUCH LOSSES OR LIABILITIES WERE SUSTAINED OR INCURRED AS A RESULT OF INDEMNITOR'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN WHICH CASE INDEMNITOR SHALL INDEMNIFY AND DEFEND INDEMNITEE AGAINST ALL SUCH LOSSES AND LIABILITIES.

18.7    If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

18.8    This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or pdf copies hereof or signature thereon shall, for all purposes, be deemed originals.

18.9    Nothing contained in the Agreement entitles any person or entity of any kind, other than Owner and Gatherer or their permitted successors and assigns to any claim, remedy or right of any kind whatsoever.
Article XIX.
IMPLEMENTATION OF PROVISIONS IN THIS AGREEMENT
19.1    It is understood by the Parties that, pursuant to execution of the Purchase and Sale Agreement, additional transition time beyond the Effective Date of this Agreement may be required for Gatherer to assume certain obligations under this Agreement. In consideration for these transitional activities and associated timing, all rights and obligations of Owner and Gatherer under this Agreement will be effective at the Effective Date of this Agreement, with exception of the following sections of this Agreement, which will become effective at the end of the Transition Period as defined in the Purchase and Sale Agreement: Sections 2.1(d), 5.1, 5.2, 10.1, 10.2, 10.3, 10.5, 11.1, and 11.2.

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first written above.

OWNER: BP AMERICA PRODUCTION COMPANY
By:     /s/ John M. Kaffenes
Name: John M. Kaffenes
Title:    Attorney-in-Fact

GATHERER: EAGLE ROCK FIELD SERVICES, L.P.
By:    Eagle Rock Pipeline GP, LLC, its general partner

By:     /s/ Joseph A. Mills
Name: Joseph A. Mills
Title:    Chief Executive Officer

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

GAS GATHERING AND PROCESSING AGREEMENT
EXHIBIT “A”
BY AND BETWEEN
BP AMERICA PRODUCTION COMPANY
AND
EAGLE ROCK FIELD SERVICES, L.P.

Attached to and made a part of Gas Gathering and Processing Agreement as of this 1st day of ______________________ by and between BP AMERICA PRODUCTION COMPANY (“Owner”) and EAGLE ROCK FIELD SERVICES, L.P. (“Gatherer”).

SAMPLE SETTLEMENT STATEMENT
(To follow on next page.)

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

GAS GATHERING AND PROCESSING AGREEMENT
EXHIBIT “B”
BY AND BETWEEN
BP AMERICA PRODUCTION COMPANY
AND
EAGLE ROCK FIELD SERVICES, L.P.
Attached to and made a part of Gas Gathering and Processing Agreement as of this 1st day of ______________________ by and between BP AMERICA PRODUCTION COMPANY (“Owner”) and EAGLE ROCK FIELD SERVICES, L.P. (“Gatherer”).
SECTIONS INCLUDED IN AREAS PER ARTICLE VI

Area	County	Block	Survey	Included Sections
West Chambers 1	Roberts	C	G&M	82, 83, 84, 85, 88, and 89
		B1	B & B	1 and 2
			H & GN RR CO	69, 70, 71 , and 72
West Chambers 2	Roberts	C	G&M	122, 128, 129, 86, and 87
		B1	H & GN RR CO	67, 68, 77, 78, and 79
East Chambers 1	Roberts	B1	H & GN RR CO	51, 64, 65, 66, 80, and 81
		C	BS & F	4 and 5
East Chambers 2	Roberts	B1	H & GN RR CO	58, 59, 62, 63, 82, and 83
		C	BS & F	2, 3, 8 and 9
NE Chambers 1	Primarily Hemphill	C	G & M & MB & A	189 and 190
NE Chambers 2	Primarily Hemphill	C	G & M & MB & A	191, 192, 193, 194, 195, and 196
	Roberts		G & M	101 and 102
	Hemphill		D & SE RR CO	1 and 2
			Alfred Lout	1 and 2

Note: All Sections in a given Area are adjacent. Mislabeling of a Section's County, Block, Survey or Section Number shall not prevent its inclusion in the Area, provided that a) the total number of Sections in an Area is not increased beyond that in the Table above and b) the correctly labeled Section, once corrections are made, is an adjacent Section.

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

GAS GATHERING AND PROCESSING AGREEMENT
EXHIBIT “C”
BY AND BETWEEN
BP AMERICA PRODUCTION COMPANY
AND
EAGLE ROCK FIELD SERVICES, L.P.

Attached to and made a part of Gas Gathering and Processing Agreement as of this 1st day of ______________________ by and between BP AMERICA PRODUCTION COMPANY (“Owner”) and EAGLE ROCK FIELD SERVICES, L.P. (“Gatherer”).
a) Owner Well(s) that follow are “grandfathered” and specifically excluded from the requirements of Section 8.2 f through 8.2 h
Ochiltree
Wells over 2% CO2

Meter Number	Well Name	May 2012 Volume (mmcfd)
101208	PARSELL, WB A-35-1	0.04
101219	BRAINARD ESF M-1U	0.03
101246	FRASS 107-2U	—
101251	URSCHEL 3-1	0.07
101375	WEBB, LESLIE O-1	0.02
101378	MORRISON, SC M-170-1	0.01
101481	MORRISON, SC W-125-1	0.10
101652	BRAINARD ESF F-F-1	0.12
107942	BROADDUS, A S-293-3	—
108413	NIX, DALE J-90-1	0.14
109886	PARSELL GU A-33-2	0.05
110279	PARSELL, WB F-160-7	0.09
110293	DUKE, CC B-767-4	0.01
110295	WATERFIELD C-104-2	0.10
400316	PARSELL, H 57-4	0.03
416818	WEBB 124-3	0.04
417474	MORRISON 194-1	—
422449	GEX, LUTIE B-962-6H	—

Wells over 2% N2

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

Meter Number	Well Name	May 2012 Volume (mmcfd)
100652	WRIGHT, L D-124-2	0.01
100766	PINCKARD, LE 486-1	0.04
101128	MATHEWS, VIRGIL 79-1L	0.04
101171	BORN, ALEX B-863-1	—
101231	HENRY, AW B-51-1	0.01
101232	NIX, DALE R-89-1	0.01
101234	YOKLEY, ME D-98-1	0.04
101236	RICHARDSON, VW G-47-1	—
101237	HENRY, AW A-62-1	0.01
101239	NIX, DALE J-90-2	0.03
101240	FRASS 98-1	0.08
101241	SHALLER, FRANK 1-1	0.05
101244	FRASS 99-2	0.02
101260	BROWN, CHARLES E A-1	—
101321	COLEMAN-GRAHAM 179-1	0.07
101322	ELLIS, DREW A-755-2	0.02
101373	BUZZARD 77-1	0.08
101427	SHALLER, FRANK C-155-2	0.05
101437	WRIGHT, C A-150-3	0.05
101519	URSCHEL 49-1	0.02
101578	BORN, ALEX F-899-2	0.03
101622	BROWN, CHARLES E B-222-12	0.03
101688	WRIGHT, C A-150-5	0.06
101731	SHRADER, PW 483-2	0.05
101821	SHALLER, FRANK F-153-5	0.05
101920	URSCHEL 58-2	0.05
101938	URSCHEL 49-5	0.01
101942	WEBB, LOIS 83-1U	0.05
107903	TROSPER 362-2	—
108292	URSCHEL 3-7	0.01
108652	CHRISTI-TIPPS 77-1	0.03
108665	JONES 85-3	0.03
109011	PETERSON, LILLIE 903-4	—
109347	JONES 85-4	0.05
109594	FLOWERS TRUST 8-2U	0.04
109763	HENRY-BENNETT 50-3	0.01
109933	FLOWERS BROTHERS 74-7	0.07
109935	FLOWERS BROTHERS 74-9	—
109986	FLOWERS BROTHERS 73-10	—
110067	MCMORDIE 87-5	0.06
110135	ELLIS, DREW C-842-4	0.23
309616	BORN, ALEX E-862-5	—
309803	ELLIS, CARL A-844-4	0.01
310025	SHAVER, FV 130-1	0.01
310058	MATHEWS, VIRGIL 79-3	0.02
310480	PC 280 CNG MATHEWS DP	—
311661	CHUMBLEY 56-1	—

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

312474	RAMP 23-1	0.01
400956	SHELL FEE 53-4	0.02
401230	RAMP 23-2	0.01
406761	HENRY, AW B-51-4	0.01
412973	ELLIS, DREW 831-1	0.02
417123	ISAACS C-196-2	0.03
418665	SMITH, MA 699-1	—
420935	URSCHEL 50-4 OO	—
421367	RAMP 23-6 OO	0.07
421876	HOOVER 50-3	0.05
423106	MAHLER B-106-2	0.04
424036	CHRISTI-TIPPS 77-2	0.11
432330	CHAMBERS, FM 122-1	0.22
443274	WILSON 47-1H	0.28
446809	WILSON 47-2H	0.19
447037	HUTCHINSON 131-2H	0.37
447088	WILSON, POSEY 43-1H	0.31
447182	MORRISON 126-1H	0.03
447191	WILSON 46-2H	0.32
448157	BROWN 221-2H	0.81
493008	BARTON, JAY 531-2H	1.96
493110	HOOVER 52-1H	0.08
493427	WALTON, A 609-2H	1.06
496434	BARTON, JD F-532-2H	1.69
496780	VOLLMERT, JC 2-13H	0.46
497104	MERYDITH 607-1H	0.60
497449	CHAMBERS, FM 122-2H	0.57
497759	ISAACS, JC G2-2H	1.10
497842	CHRISTI-TIPPS 77-4H	1.81
497872	HUTCHINSON 131-1H	0.14
497888	HUTCHINSON 131-3H	0.77
498117	HENRY,AW 62-1H	2.39
498118	WILSON 46-1H	0.31
498131	WILSON, POSEY 43-2H	0.29
498214	SHAVER, FLO 130-2H	0.10
498216	HUTCHINSON 131-4H	0.49
498400	WILSON 46-3H	0.47
499419	FLOWERS TRUST 8-8H	1.42
499548	WILSON 47-3H	0.11
499871	ISAACS, JC G2-3H	1.28

Wells over 2% CO2 and 2% N2

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

Meter Number	Well Name	May 2012 Volume (mmcfd)
104,377	TUCKER 7-2	—

West Panhandle
Wells over 2%CO2

Meter Number	Well Name	May 2012 Volume (mmcfd)
100852	ALLEN 363-2	0.11
100865	BRUMLEY 397-3	0.08
100866	BRUMLEY A-397-1	—
100867	BRUMLEY-RYAN 168-1	0.05
100888	GEARHART 351-1	0.12
100903	JONES, CR B-169-1	0.04
100927	POWELL-MAGNOLIA 364-1	0.07
100943	SIMMONS B-241-1	—
100952	SUPPES 283-2	0.13
100960	WARD, ALMA 362-2	—
100963	YONGUE 223-1	0.04
101460	BRUMLEY B-398-2	0.01
101916	SMITH, DALE 265-2R	0.06
107595	BRUMLEY-GULF 398-2	0.08
109776	SCHLEE A-240-2	0.20
310179	YOUNG, JH 263-3	0.16
311722	BRIAN 51-2R	0.05
312027	TAYS 396-2	—
312872	HARDWICK 242-3	—
312949	BROWN A-158-3	0.05
417508	BATES 284-2	0.02
417510	JONES, CR C-170-2	0.04
499180	WARD 362-2R	—

Wells over 30% N2
none

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

GAS GATHERING AND PROCESSING AGREEMENT
EXHIBIT “D”
BY AND BETWEEN
BP AMERICA PRODUCTION COMPANY
AND
EAGLE ROCK FIELD SERVICES, L.P.
Attached to and made a part of Gas Gathering and Processing Agreement as of this 1st day of ______________________ by and between BP AMERICA PRODUCTION COMPANY (“Owner”) and EAGLE ROCK FIELD SERVICES, L.P. (“Gatherer”).
MEASUREMENT SERVICES AGREEMENT

1.	Definitions. Capitalized terms in this Measurement Services Agreement have the meanings given to them in the Gas Gathering and Processing Agreement (“Agreement”)

2.	Scope of Services.

a.
For third party operated wells where Owner has an existing RTU, Owner shall operate and maintain Owner's RTU, flow computer, and telemetry equipment for a period of thirty six (36) Months after the termination of the Transition Services Agreement (“TSA”). During this period of thirty six (36) Months, Gatherer shall ultimately be responsible for payment of any materials required to maintain Owner RTU, flow computer, and telemetry equipment. Owner shall remit to Gatherer copies of paid invoices for materials required in maintenance on such equipment, and Gatherer shall then reimburse Owner for its actual costs for such materials within thirty (30) Days. Owner shall provide labor for such maintenance activities at its sole cost. Gatherer commits to replacing Owner's RTU, flow computer, and telemetry equipment during this thirty six (36) Month period. Gatherer shall return all existing Owner RTU, flow computer, and telemetry equipment parts to Owner.

b.
For mainline compressor stations, Owner commits to provide Gatherer access to Owner's existing SAMS system via terminal software connection for nine (9) Months after the termination of the TSA. Gatherer shall purchase all applicable licenses for Reflections software. Gatherer commits to replacing mainline compressor station SCADA within nine (9) months. Gatherer shall return all existing Owner RTU, flow computer, and telemetry equipment parts to Owner.

c.
For existing Owner-operated wells, Owner shall continue to maintain Owner's RTU, flow computer, and telemetry equipment for the Primary Term and any Renewal Terms of the Agreement, and provide Gatherer reasonable access to the flow computer for purposes of yearly meter calibration.

d.	Owner shall provide a FlowCal CFX file one (1) per meter per day for all wells with an Owner-maintained RTU for the Primary Term and any Renewal Terms of the Agreement, or until

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***]

Gatherer gives notice to Owner that the services provided under this section 2.d. are no longer required. File will be provided to Gatherer on a fileshare hosted by Gatherer.

END OF DOCUMENT